Exhibit 99

             NIC Wins West Virginia Web Portal Management Contract

                West Virginia Signs Self-Funding Portal Agreement

     CHARLESTON, W. Va.--(BUSINESS WIRE)--Nov. 2, 2007--The state of West Virginia finalized an agreement yesterday with eGovernment firm NIC (Nasdaq:
EGOV) to operate the state's official Web site, WV.gov (http://www.wv.gov), for up to three years.

     "A world-class Web site is a competitive advantage for West Virginia," said Gayle Conelly Manchin, chair of the West Virginia Management Steering Committee and first lady of the state. "It will help the state retain and attract companies, help our home-grown businesses to prosper and our residents to get the service from government they expect in the 21st century. NIC was selected as the private partner to help us make that happen."

     West Virginia issued its bid for eGovernment services in February 2007 and awarded the contract to NIC from a competitive field. The contract is for one year with two one-year renewal options, the maximum allowed by state law. The state of West Virginia will retain ownership of the content, data and statutory fees.

     "NIC will deploy the self-funded model to provide the infrastructure and staff expertise required to develop, maintain and host the eGovernment portal," said NIC President Harry Herington. "We will hire additional employees over time at our Charleston office to support the state's growing eGovernment operations."

     NIC expects to launch the first new services in late 2007, and it is currently working with state agencies and the West Virginia Management Steering Committee to identify and prioritize new applications to introduce in the contract's first year. The company also will redesign the state's official Web site and build upon the portal's existing functionality.

     "The state of West Virginia has high expectations for its Web site and for the value it can bring to the state's residents and businesses," said Jeff Fraser, NIC's chief executive officer. "We are honored that West Virginia's leaders chose NIC as the best partner to bring their expectations to life."

     With the addition of the West Virginia contract, NIC now operates 21 state portals serving more than 69 million residents.

     NIC will provide additional context and answer investor questions about market dynamics and financial performance when it reports third-quarter financial performance on November 7.

     About NIC

     NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,600 state and local agencies that serve more than 69 million people in the United States. Additional information is available at http://www.nicusa.com.


     CONTACT: NIC
              David Oboyski, 913-754-7054
              doboyski@nicusa.com